CYTEC INDUSTRIES INC.

                  Executive Income Continuity Plan

               As Revised through October 17, 1996


     1. Purpose. The purpose of this Executive Income Continuity Plan (this Plan) is to retain the services of executives in the senior management group of Cytec Industries Inc. and its subsidiaries and to reinforce and encourage the continuing attention, dedication and loyalty of these executives without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period.

     2. Definitions. Unless the context otherwise requires, the following terms shall have the meanings respectively indicated:

          (a) "Board of Directors" shall mean the board of directors of Cytec Industries Inc.

          (b) "Cause" shall mean (A) the willful and continued failure by a Plan Member substantially to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him by the Company which specifically identifies the manner in which the Company believes that he has not substantially performed his duties, or (B) the willful engaging by him in conduct demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on the part of a Plan Member shall be considered "willful" unless done, or omitted to be done, by him without reasonable belief that his action or omission was in the best interests of the Company and was lawful.

          (c) A "Change in Control" shall be deemed to have occurred if: (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more (except as specifically provided below) of the combined voting power of the Company's then outstanding securities; or
     (ii) there occurs any transaction or action which results in the individuals who at the beginning of a period commencing 24

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hours prior to the commencement of the transaction were members of the
Board of Directors, together with individuals subsequently elected to the Board upon the recommendation of a majority of the continuing directors, ceasing to constitute at least a majority thereof; or (iii) the stockholders or the Board of Directors of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation (including any such transaction in which the Company is the surviving corporation), or to sell or otherwise dispose of all or substantially all of its assets, or to adopt a plan of liquidation of the Company.

Notwithstanding clause (i) above, beneficial ownership by a financial institution of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control if, at the first Board of Directors meeting occurring five days or more after the Company receives written notice of such event, and prior to the occurrence of an event described in clause (ii) above, the Board of Directors adopts a resolution to the effect that such ownership does not constitute a Change in Control; provided that (x) such a resolution shall not remain in effect for any further five percent (5%) increase in such financial institution's beneficial ownership, unless the Board of Directors so determines in accordance with a further resolution adopted by the Board of Directors in accordance with the procedures set forth in this sentence, (y) such resolution may be revoked by the Board of Directors at any time, and (z) the Board of Directors may place any additional or more stringent conditions on its determination that such event does not constitute a Change in Control.

          (d) "Company" shall mean Cytec Industries Inc. and, except for the purposes of paragraph (c) of this Section, shall include any of it subsidiaries which employs members of this Plan.

          (e) "Compensation Committee" shall mean the Compensation and Management Development Committee as constituted from time to time of the Board of Directors, or such other body as shall have similar authority and responsibility.

          (f) "Date of Termination" shall mean (A) if the employment of a Plan Member is terminated by his death, the date of his death, (B) if such employment is terminated by his Retirement, the date of such Retirement, (C) if such employment is terminated for Disability, upon the expiration of his continuous service credits as determined by the Company, (D) if his employment is terminated by him for Good Reason, the date specified in the Notice of Termination, and
     (E) if his employment is terminated for any other reason, the date on which Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving such notice notifies the other party that a dispute exists concerning the termination, the Date of

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     Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

          (g) "Disability" shall mean inability of a Plan Member due to sickness or injury to perform the duties pertaining to his occupation with the Company, as determined in accordance with the Company's Long-Term Disability Plan and personnel policies.

          (h) "Good Reason" shall mean:

               (A) a change in assignment resulting in the assignment to a Plan Member of substantially reduced responsibilities compared with those assigned to him prior to such change, or any change in his status, authority or position which represents a demotion (actual or de facto) from his status, authority or position immediately prior to such change, except in connection with the termination of his employment because of death or Retirement, by the Company for Disability or Cause, or by him other than for a Good Reason enumerated in any of the following subparagraphs of this Paragraph (h);

               (B) the assignment to a Plan Member of duties inconsistent with his responsibilities prior to such assignment, unless such new duties are consistent with a position of equal or greater status, authority, and position;

               (C) a reduction in the base salary of a Plan Member as the same may be increased from time to time;

               (D) a failure to continue the I.C. Plan (or a plan providing substantially similar benefits) as the same may be modified from time to time but in a form not less favorable than as of the date of adoption of this Plan, or a failure to continue a Plan Member as a participant in the I.C. Plan on a basis consistent with the basis on which the I.C. Plan is administered as of such date;

               (E) a failure to pay a Plan Member any portion of his current or deferred compensation within seven (7) days of the date such compensation is due;

               (F) the relocation of the principal executive offices of the Company to a location more than 50 miles from the location of the present executive offices or outside of New Jersey, or requiring a Plan Member to be based anywhere other than the principal executive offices (or, if a Plan Member is not based at such executive offices, requiring such Plan Member to be based at another location not within 25 miles of such location)

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          except for required travel on business to an extent
          substantially consistent with his duties and responsibilities, or in the event of consent to any such relocation of the base location of a Plan Member the failure to pay (or provide reimbursement for) all expenses of such Plan Member incurred relating to a change of principal residence in accordance with the applicable personnel policies of the Company in effect as of the date of adoption of this Plan;

               (G) the failure to continue in effect any benefit or compensation plan (including but not limited to the Retirement Plan, the Long-Term Disability Plan, the I.C. Plan, stock option and performance stock/cash features of the 1993 Stock Award and Incentive Plan (or of any subsequent and/or substitute plan)), the Employees Savings and Profit Sharing Plan (including the Supplemental Savings and Profit Sharing Plan), pension plan (including but not limited to, the Supplemental, Executive Supplemental, and Excess Retirement Plans), life insurance plan, health and accident plan, disability or vacation plan in which a Plan Member is participating, or the taking of any action which would adversely affect participation (including the Plan Member's eligibility to participate, the amount of his benefits, and the level of his participation relative to other participants) in or materially reduce benefits under any of such plans, or the failure to fund any "Rabbi Trust" created for the payment of any of the foregoing benefits, when, and to the extent, required by the terms of any such trust, unless such action is required pursuant to law or unless substantially similar benefits are continued in the aggregate under other plans, programs or arrangements;

               H) the failure to obtain the assumption of or an agreement to carry out the terms of this Plan by any successor as contemplated in Section 10; or

               (I) any purported termination of a Plan Member's employment which is not effected pursuant to a Notice of Termination as herein defined.

          (i) "I.C. Plan" means the existing system of annual cash bonuses payable to Company employees (including Plan Members), pursuant to which annual target bonuses are established based upon job levels and payments of bonuses as a percentage of such targets are made based upon Company, business group and individual performance.

          (j) "Notice of Termination" shall mean a notice which indicates the specific basis for termination of employment relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide such basis.

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          (k) "Plan Member" shall mean a person who is employed by the
Company on a full-time basis and for a regular fixed compensation (other than on a retainer or compensation for temporary employment) and who is included in the membership of this Plan as provided in Section 3.

          (l) "Officers" shall mean the chairman, any vice chairman, president, and any vice president of Cytec Industries Inc. chosen by the Board of Directors.

          (m) "Retirement" shall mean termination of employment in accordance with the provisions of the Retirement Plan; provided, however, that termination of employment by a Plan Member before his Normal Retirement Date (as defined in such Plan) for Good Reason shall not be deemed to be Retirement for purposes of this Plan even though such Plan Member may be eligible for and elect to receive retirement benefits thereunder.

          (n) "Retirement Plan" means any qualified defined benefit pension plan of the Company or its subsidiaries under which the Plan Member has accrued a retirement benefit (whether or not vested).

          (o) "Service", as used in Section 5 of this Plan, shall mean service as a full time employee of the Company or one of its subsidiaries and, in the case of any person who became such an employee on January 1, 1994, shall include any period of service ending December 31, 1993 as a full time employee of American Cyanamid Company or one of its subsidiaries.

          (p) "Special Change in Control" shall have the same meaning as "Change in Control" except that the reference to "20%" in clause (i) of the definition of "Change in Control" shall be replaced with "50%".

     The masculine pronoun wherever used herein shall include the feminine except as the context specifically indicates.

     3. Membership. All Officers shall be Plan Members. The Compensation Committee may designate any other employee as a Plan Member. After an employee becomes a Plan Member, his membership shall continue until his death or Retirement, termination of his employment by the Company for Cause or Disability, or termination of his employment by such Plan Member other than for Good Reason.

     4. Termination of Employment. Each Plan Member shall be entitled to receive the income continuation payments provided for in Section 5 upon termination of his employment, unless such termination is (a) because of his death, Disability or Retirement,
(b) by the Company for Cause, or (c) by such Plan Member other than for Good Reason.

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      5.   Income Continuation.  (a) Subject to the provisions of
Section 7, upon termination of the employment pursuant to Section 4 of a Plan Member who is an Officer or who, on the Date of Termination, has at least one year of Service, the Company shall pay to him the sum of his annual base salary at the rate in effect at the time Notice of Termination is given plus his Annual Bonus (excluding Performance Stock/Cash Awards) under the I.C. Plan based on such rate, in equal monthly installments over a period of 12 months following the Date of Termination; provided that in the case of Notice of Termination given after a Change in Control, the payments shall consist of twice his annual base salary plus twice his Annual Bonus, payable over a 24 month period; and provided further that in the case of Notice of Termination given after a Special Change in Control, the payments shall consist of twice his annual base salary plus twice his Annual Bonus, payable in a single lump sum payment at the time of the Notice of Termination. As used in this Section 5, "Annual Bonus" means the greater of (i) the annual target bonus under the I.C. Plan attributable to the Plan Member or (ii) said annual target bonus times a fraction equivalent to the average percentage of said annual target bonus paid to said Plan Member for each of the two preceding fiscal years of the Company (or for such lesser period of time as such Plan Member participated in the I.C. Plan).

     (b) Subject to the provisions of Section 7, upon termination of the employment pursuant to Section 4 of any other Plan Member, the Company shall pay to him the sum of his annual base salary at the rate in effect at the time Notice of Termination is given plus his Annual Bonus (excluding Performance Stock/Cash Awards) under the I.C. Plan based on such rate, in equal monthly installments over a period of 12 months following the Date of Termination; provided that in the case of Notice of Termination given after a Special Change in Control, the payments shall be payable in a single lump sum payment at the time of the Notice of Termination.

     (c) Except for the lump sum payments, which shall be paid immediately as provided above, all payments under paragraphs (a) and (b) shall be made on the first day of each month commencing with the first day of the first month after the Date of Termination. Notwithstanding the foregoing, (i) no payment shall be made with respect to any period beyond the date of a Plan Member's 65th birthday, (ii) no payment shall be made with respect to any period (A) beyond the date of a Plan Member's 60th birthday, or (B) (if Notice of Termination is given prior to a Change in Control) beyond such earlier date as such Plan Member retires under the Executive Supplemental Employees' Retirement Plan, if, in either case, such Plan Member is a full member of such plan and is entitled to retire on such date without having his benefits thereunder reduced by an early retirement discount, and (iii) there shall be deducted from any payments required hereunder (x) any payments made with respect to any required notice period under any employment agreement between a Plan Member and the Company or one of its subsidiaries and (y) any payments received by the Plan Member under the Company's Long Term Disability Plan or under any short term disability plan or program of the Company during the period with respect to which income continuation is computed hereunder.

     6. Other Payments. Subject to the provisions of Section 7, upon termination of the employment of a Plan Member pursuant to
Section 4, the Company shall, in addition to the payments provided for in Section 5, pay to him:

          (a) all relocation payments described in Section 2(h)(F)and all legal fees and expenses incurred by him as a result ofsuch termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended, to any payment or benefit provided hereunder); and

          (b) during the period of two years following the Date of Termination, all reasonable expenses incurred by him in seeking comparable employment with another employer to the extent not otherwise reimbursed to him, including, without limitation, the fees and expenses of a reputable out placement organization, and reasonable travel, telephone and office expenses.

     7. Competitive Employment. The Company, at its option, may discontinue any payments being made to any Plan Member pursuant to
Section 5 or Section 6 if such Plan Member engages in the operation or management of any business in the United States of America, whether as owner, stockholder, partner, officer, consultant, employee or otherwise, which at such time is in competition with any business of the Company in any field with which such Plan Member was involved during the last two years of his employment by the Company. Ownership by such Plan Member of five percent or less of the shares of stock of any company listed on a national securities exchange or having at least 100 stockholders shall not make such Plan Member a "stockholder" within the meaning of that term as used in this Section.

     8. Maintenance of Other Benefit Plans. The Company shall maintain in full force and effect, for the continued benefit of each Plan Member entitled to receive payments pursuant to Section 5, for two years following his Date of Termination, all employee benefit plans and programs or arrangements (including Comprehensive Medical and Dental Insurance, Group Life Insurance, and Financial Planning and Tax Preparation and Counseling Services, but not including disability) in which he was entitled to participate at the time the Notice of Termination was given, provided that if his continued participation is not permitted under the general terms and provisions of such plans and programs, the Company shall provide equivalent benefits.

      9. No Mitigation. No Plan Member shall be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment so provided for be reduced by any compensation earned by any Plan Member as the result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by him to the Company.

     10. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, by a written agreement, to expressly assume and agree to carry out the provisions of this Plan in the same manner and to the same extent that the Company would be required to carry them out if no such succession had occurred.

     11. Notice. Any notice expressly provided for under this Plan shall be in writing, shall be given either manually or by mail, telegram, telex, telefax or cable, and shall be deemed sufficiently given, if and when received by the Company at its offices at 5 Garret Mountain Plaza, West Paterson, New Jersey 07424
Attention: Secretary, or by any Plan Member at his address on the records of the Company, or if an when mailed by registered mail, postage prepaid, return receipt requested, addressed to the Company or the Plan Member to be notified at such address. Either the Company or any Plan Member may, by notice to the other, change its address for receiving notices.

     12. Funding. All payments provided for under this Plan for Plan Members (including those who have retired) shall not be funded or secured, and no trust shall be created hereunder. Payments under the Plan shall become fully vested and nonforfeitable upon the termination of a Plan Member's employment except for termination where a Plan Member would not be entitled to income continuation payments as provided in Section 4 and except as provided in Section 7.

     13. Amendment and Termination. The Board of Directors may at any time or from time to time amend or terminate this Plan; provided, however, that no such amendment or termination may adversely affect any vested benefits hereunder; and, provided further, that after a Change in Control, this Plan may not be amended or terminated without the consent of all persons who were Plan Members as of the date of such Change in Control (including those who have retired).

     14. Governing Law. This Plan, and the rights and obligations of the Company and the Plan Members hereunder, shall be construed and governed in accordance with the law of the State of New Jersey.

     15. Partial Invalidity. If any provision of this Plan is determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, which shall remain in effect in accordance with its terms.